Exhibit 8.1

The following is a list of the Company's subsidiaries as of April 28, 2017:
Name	Vessel/Activity	Organization	Ownership percentage
Scandic American Shipping Ltd.	Management Company	Bermuda	100%
NAT Chartering Ltd.	Management Company	Bermuda	100%